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                                                          Exhibit EX-99.CODE ETH

                        SARBANES-OXLEY ACT CODE OF ETHICS
                       FOR PRINCIPAL EXECUTIVE AND SENIOR
               FINANCIAL OFFICERS OF THE GREATER CHINA FUND, INC.

I.      COVERED OFFICERS/PURPOSE OF THE CODE

This code of ethics (the "Code") for The Greater China Fund, Inc. (the "Fund") has been adopted by the Board of Directors of the Fund and applies to each of the Fund's President, Treasurer and principal financial and accounting officers (or persons performing similar functions) (the "Covered Officers") for the purpose of promoting:

   - honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
   - full, fair, accurate, timely and understandable disclosure in reports and documents that the Fund files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Fund;
   -    compliance with applicable laws and governmental rules and regulations;
   - the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and
   -    accountability for adherence to the Code.

II.     ADMINISTRATION OF CODE

The Chairman of the Audit Committee of the Fund ("Compliance Officer") is responsible for administration of this Code, including granting pre-approvals (see Section III below) and waivers (as described in Section VI below), applying this Code in specific situations in which questions are presented under it and interpreting this Code in any particular situation.

III. COVERED OFFICERS SHOULD ETHICALLY HANDLE ACTUAL AND APPARENT CONFLICTS OF INTEREST

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest. A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his or her service to, the Fund. For example, a conflict of interest would arise if a Covered Officer, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Fund.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Fund and already are subject to conflict of interest provisions in the Investment Company Act of 1940 ("Investment Company Act") and the Investment Advisers Act of 1940 ("Investment Advisers Act"). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Fund because of their status as "affiliated persons" of the Fund. The compliance programs and procedures of the Fund and its investment adviser are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code (see Section VII below).

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Fund and the investment adviser of which the

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Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Fund or for the adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the adviser and the Fund. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Fund and the adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Fund. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Fund's Board of Directors that the Covered Officers may also be officers or employees of one or more other investment companies covered by this Code or other codes. Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Fund.

Each Covered Officer must:

   - not use his or her personal influence or personal relationships improperly to influence investment decisions or financial reporting (e.g. through fraudulent accounting practices) by the Fund whereby the Covered Officer(1) would benefit personally to the detriment of the Fund;
   - not cause the Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than for the benefit of the Fund; and
   - not use material non-public knowledge of portfolio transactions made or contemplated for the Fund to trade personally or cause others to trade personally in contemplation of the market effect of such transactions.
   - There are some potential conflict of interest situations that, if material, should always be discussed with the Compliance Officer, including the following:

             1. service as a director on the board of any public or private company;
             2. any ownership interest in, or any consulting or employment relationship with, any of the Fund's service providers, other than its investment adviser or administrator; any ownership of significant financial interest in any company with which the Fund has current or prospective business dealings, other than its investment adviser, principal underwriter, administrator or any affiliated person thereof;
             3. a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership; and
             4. the receipt of any non-nominal (nominal value is less than $100) gifts or the receipt of any entertainment from any company with which the Fund has current or prospective business dealings unless such amenity is business-related, reasonable in cost, appropriate as to time and place, and neither so frequent nor so costly as to raise any question of impropriety.

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(1). Any activity or relationship that would present a conflict for a Covered
     Officer would also present a conflict for the Covered Officer if a member of a Covered Officer's family (spouse, minor children and any account over which a Covered Officer is deemed to have beneficial interest) engages in such an activity or has such a relationship.

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IV.     DISCLOSURE AND COMPLIANCE

Each Covered Officer:

   - should be familiar with his or her responsibilities in connection with the disclosure requirements generally applicable to the Fund;
   - should not knowingly misrepresent, or knowingly cause others to misrepresent, facts about the Fund to others, whether within or outside the Fund, including to the Fund's directors and auditors, and to governmental regulators and selfregulatory organizations;
   - should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Fund and the investment adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Fund files with, or submits to, the SEC and in other public communications made by the Fund; and
   - is responsible for promoting compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

V.      REPORTING AND ACCOUNTABILITY

Each Covered Officer must:

   - upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board of Directors that the Covered Officer has received, read, and understands the Code;
   - annually thereafter affirm to the Board that he or she has complied with the requirements of the Code;
   - annually disclose affiliations and other relationships related to conflicts of interest;
   - not retaliate against any other Covered Officer or any employee of the Fund or their affiliated persons for reports of potential violations that are made in good faith; and
   - notify the Compliance Officer promptly if he or she knows of any violation of this Code (failure to do so is itself a violation of this Code).

In rendering decisions and interpretations and in conducting investigations of potential violations under the Code, the Compliance Officer may, at his or her discretion, consult with such persons as he or she determines to be appropriate, including, but not limited to, a senior legal officer of the Fund or its investment adviser or its affiliates, independent auditors or other consultants, subject to any requirement to seek pre-approval from the Fund's Audit Committee for the retention of independent auditors to perform permissible non-audit services. The Fund will follow these procedures in investigating and enforcing the Code:

   - the Compliance Officer will take all appropriate action to investigate any potential violation of which he or she becomes aware;
   - if, after investigation, the Compliance Officer believes that no violation has occurred, the Compliance Officer is not required to take any further action;
   - any matter that the Compliance Officer believes is a violation will be reported to the directors of the Fund who are not "interested persons" as defined in the Investment Company Act (the "Non- interested Directors");
   - if the Non- interested Directors of the Board concur that a violation has occurred, they will consider appropriate action, which may include review of, and appropriate modifications to,

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        applicable policies and procedures; notification to appropriate personnel of the investment adviser or administrator; or a recommendation to dismiss the Covered Officer; and
   - any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

The Compliance Officer shall submit an annual report to the Board describing any waivers granted.

VI.     WAIVERS(2)

A Covered Officer may request a waiver of any of the provisions of the Code by submitting a written request for such waiver to the Compliance Officer, setting forth the basis of such request and explaining how the waiver would be consistent with the standards of conduct described herein. The Compliance Officer shall review such request and make a determination thereon in writing, which shall be binding.

In determining whether to waive any provisions of this Code, the Compliance Officer shall consider whether the proposed waiver is consistent with honest and ethical conduct and other purposes of this Code.

   OTHER POLICIES AND PROCEDURES

This Code shall be the sole code of ethics adopted by the Fund for purposes of
Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies there under. Insofar as other policies or procedures of the Fund, the Fund's investment adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The codes of ethics of the Fund and the Fund's investment adviser and principal underwriter under Rule 17j-1 of the Investment Company Act as well as other policies of the Fund's investment adviser or their affiliates are separate requirements applying to the Covered Officers and others, and are not part of this Code.

   AMENDMENTS

Any amendments to this Code must be approved or ratified by a majority vote of the Board of Directors, including a majority of Non- interested Directors.

   CONFIDENTIALITY

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board of Directors of the Fund and its counsel, counsel to the Non-Interested Directors or independent auditors or other consultants referred to in Section V above.

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   INTERNAL USE

The Code is intended solely for the internal use by the Fund and does not constitute an admission, by or on behalf of the Fund, as to any fact, circumstance, or legal conclusion.


Adopted: October 28, 2003

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(2) For purposes of this Code, Form N-CSR defines "waiver" as "the approval by a company of a material departure from a provision of the code" and includes an "implicit waiver," which means a company's failure to take action within a reasonable period of time regarding a material departure from a provision of the code that has been made known to an executive officer of the company.